Exhibit 21.1

SUBSIDIARIES OF ACCELRYS, INC.

Accelrys GmbH	(Germany)
Accelrys Software Incorporated	(Delaware)
Accelrys Limited	(United Kingdom)
Accelrys SARL	(France)
Accelrys KK	(Japan)
Accelrys Software Solutions Pvt., Ltd.	(India)
SciTegic, Inc.	(United States)